EXHIBIT 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS FIRST QUARTER 2025 RESULTS AND ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.075

Selected Highlights

•
First quarter Operating EBITDA* of $47.1 million (net loss of $22.3 million) compared to $63.6 million (net loss of $16.7 million) in the same quarter of 2024
•
Continue to implement cost reduction and operational efficiency initiatives targeting approximately $100 million in savings by the end of 2026
•
The first quarter of 2025 included annual planned maintenance downtime at the Celgar mill compared to no such downtime in the first quarter of 2024

NEW YORK, NY, May 1, 2025 ‑ Mercer International Inc. (Nasdaq: MERC) today reported first quarter 2025 Operating EBITDA of $47.1 million, a decrease from $63.6 million in the same quarter of 2024 and $99.2 million in the fourth quarter of 2024.

In the first quarter of 2025, net loss was $22.3 million ($0.33 per share) compared to $16.7 million ($0.25 per share) in the first quarter of 2024 and net income of $16.7 million ($0.25 per share) in the fourth quarter of 2024.

Mr. Juan Carlos Bueno, Chief Executive Officer, stated: "There was continued strength in pulp markets and an improving lumber pricing environment in the first quarter of 2025. However, our operating results in the quarter were negatively impacted by annual planned maintenance downtime at our Celgar mill and the impact of the weaker dollar against the euro.

We continue to monitor ongoing developments relating to U.S. and international trade policies, including tariffs, countermeasures and countervailing duties. To date, our costs and revenues have not been materially impacted by these developments. However, we recognize the potential for indirect impacts of a weaker global economy on both

____________________

*Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP") and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net loss to Operating EBITDA.

demand and pricing for our products and the fiber supply of our mills. In addition, the scale of any trade conflict may cause foreign exchange rate fluctuations, which would impact our operating results. The market uncertainty resulting from these developments has created some disturbances and volatility in cross border demand volumes. We continue to take steps seeking to mitigate our exposure to such tariffs and countermeasures and to take advantage of related opportunities that may arise as a result of our geographic diversity. However, it remains difficult to predict the potential impacts on our businesses as these developments are ongoing.

In this uncertain environment and to build resiliency through the economic cycle, we continue to implement cost reduction initiatives and operational efficiency measures targeting approximately $100 million in savings by the end of 2026, compared to 2024. In addition, in 2025, we are targeting a reduction of inventories of $20 million and have further reduced our expected capital expenditures for the year by $20 million by focusing on maintenance and accretive projects that are expected to enhance operational reliability and value across our business.

In the first quarter of 2025, third-party softwood pulp list prices increased from the fourth quarter of 2024 due to stable demand and continued global softwood supply constraints. Hardwood pulp prices in China also improved from floor levels as the maintenance season commenced in Latin America. As we move into the second quarter of 2025, we currently expect pulp prices to remain strong in Europe and North America. In China, we currently expect lower pulp prices, particularly for hardwood, as a result of weakened demand due to the current economic environment.

We saw increased lumber sales realizations in both the U.S. and Europe during the first quarter of 2025 as a result of reduced supply and steady demand. In the second quarter of 2025, we currently expect lumber prices to modestly decrease in the U.S. as a result of the impact of the current economic environment on customer demand. In Europe, we currently expect lumber prices to slightly increase in the second quarter due to higher per unit fiber costs.

Overall, per unit fiber costs for our pulp mills were relatively steady in the first quarter of 2025. For our sawmills, per unit fiber costs increased in the first quarter of 2025 due to strong demand. We completed a wood room upgrade at our Celgar mill during the quarter. The project was designed to reduce our dependence on sawmill residuals and lower our per unit fiber costs. In the second quarter of 2025, we currently expect per unit fiber costs for our German operations to be higher due to strong demand and reduced supply and for our Canadian pulp mills to be relatively stable.

Production volumes were impacted by 22 days (29,700 ADMTs) of planned annual maintenance downtime at our Celgar Mill in the first quarter of 2025, with an additional five days in April due to slower than planned start up. We are currently planning for a total of 21 days of planned maintenance downtime at our pulp mills in the second quarter of 2025.

In our solid wood segment, our mass timber business continued to make progress on various projects. Despite the ongoing impacts of the elevated interest rate on sectoral demand, we are starting to see embedded demand translate into a gradual increase in orders with planned start dates towards late 2025 and into 2026."

Mr. Bueno concluded: "The positive market momentum continued into the second quarter of 2025. However, we are beginning to see the uncertain climate affecting customer buying patterns and negatively impacting pricing in some of our markets. We remain steadfast in managing our costs and liquidity prudently and maintain our focus on debt reduction."

Consolidated Financial Results

	Q1	Q4	Q1
	2025	2024	2024
	(in thousands, except per share amounts)
Revenues	$506,974	$488,405	$553,430
Operating income (loss)	$6,733	$50,393	$(448)
Operating EBITDA	$47,088	$99,227	$63,601
Net income (loss)	$(22,339)	$16,707	$(16,703)
Net income (loss) per common share
Basic	$(0.33)	$0.25	$(0.25)
Diluted	$(0.33)	$0.25	$(0.25)

Consolidated – Three Months Ended March 31, 2025 Compared to Three Months Ended March 31, 2024

Total revenues for the first quarter of 2025 decreased by approximately 8% to $507.0 million from $553.4 million in the same quarter of 2024 primarily due to lower pulp sales volumes partially offset by higher pulp and lumber sales realizations.

Costs and expenses in the first quarter of 2025 decreased by approximately 10% to $500.2 million from $553.9 million in the same quarter of 2024 primarily as a result of lower pulp sales volumes and the positive impact of a stronger dollar on our Canadian dollar and euro denominated costs and expenses partially offset by higher planned maintenance downtime at our Celgar mill and higher per unit fiber costs. In the first quarter of 2024, costs and expenses included a non-cash loss of $23.6 million recognized in connection with the dissolution of the Cariboo Pulp and Paper ("CPP") joint venture.

In the first quarter of 2025, Operating EBITDA decreased to $47.1 million from $63.6 million in the same quarter of 2024 primarily as a result of higher planned maintenance downtime and higher per unit fiber costs partially offset by higher pulp and lumber sales realizations and the positive impact of a stronger dollar on our Canadian dollar and euro denominated costs and expenses.

Segment Results

Pulp

	Three Months Ended March 31,
	2025	2024
	(in thousands)
Pulp revenues	$356,964	$408,295
Energy and chemical revenues	$24,116	$24,109
Segment Operating EBITDA(1)	$49,872	$68,465

______________

(1)
Segment Operating EBITDA is a measure of segment profit or loss presented in our financial statements under GAAP. Refer to the segment information note in our consolidated financial statements for more information.

In the first quarter of 2025, Segment Operating EBITDA for the pulp segment decreased by approximately 27% to $49.9 million from $68.5 million in the same quarter of 2024 primarily as a result of higher planned maintenance downtime partially offset by higher pulp sales realizations and the positive impact of a stronger dollar on our Canadian dollar and euro denominated costs and expenses.

Pulp segment revenues, comprised of pulp, energy and chemical revenues, in the first quarter of 2025 decreased by approximately 12% to $381.1 million from $432.4 million in the same quarter of 2024 primarily due to lower pulp revenues.

Pulp revenues in the first quarter of 2025 decreased by approximately 13% to $357.0 million from $408.3 million in the same quarter of 2024 as a result of lower sales volumes partially offset by higher sales realizations.

In the first quarter of 2025, third-party industry quoted average list prices for NBSK pulp in Europe and North America and third-party industry quoted average net prices in China for NBSK pulp increased from the same quarter of 2024 primarily due to stable demand and supply constraints. Our average NBSK pulp sales realizations in the first quarter of 2025 increased by approximately 7% to $783 per ADMT from $732 per ADMT in the same quarter of 2024 due to higher list prices in all of our key markets.

In the first quarter of 2025, third-party industry quoted average list prices for NBHK pulp increased in North America from the same quarter of 2024 due to stronger demand. Third-party industry quoted average net prices for NBHK pulp decreased in China in the first quarter of 2025 from the same quarter of 2024 as the market absorbed increased hardwood capacity. In the first quarter of 2025, average NBHK pulp sales realizations decreased by approximately 10% to $570 per ADMT from $631 per ADMT in the same quarter of 2024 due to lower net prices in China.

Total pulp sales volumes in the first quarter of 2025 decreased by approximately 16% to 477,879 ADMTs from 565,664 ADMTs in the same quarter of 2024 primarily due to lower production and the dissolution of the CPP joint venture in the first quarter of 2024.

Energy and chemical revenues in the first quarter of 2025 and 2024 were flat at $24.1 million.

Costs and expenses in the first quarter of 2025 decreased by approximately 13% to $360.9 million from $416.5 million in the same quarter of 2024 primarily as a result of lower pulp sales volumes and the positive impact of a stronger dollar on our Canadian dollar and euro denominated costs and expenses partially offset by higher planned maintenance downtime. In the first quarter of 2024, costs and expenses included a non-cash loss of $23.6 million recognized in connection with the dissolution of the CPP joint venture.

Total pulp production in the first quarter of 2025 decreased by approximately 15% to 458,909 ADMTs from 538,907 ADMTs in the same quarter of 2024 primarily as a result of the dissolution of the CPP joint venture in the first quarter of 2024 and the 22 days of planned annual maintenance downtime (approximately 29,700 ADMTs) at our Celgar mill in the first quarter of 2025. In the first quarter of 2024, we had no planned annual maintenance downtime.

Overall average per unit fiber costs in the first quarter of 2025 were relatively steady compared to the same quarter of 2024. For the second quarter of 2025, we currently expect per unit fiber costs for our German pulp mills to be higher due to strong demand and reduced supply and for our Canadian pulp mills to be relatively stable.

Solid Wood

	Three Months Ended March 31,
	2025	2024
	(in thousands)
Lumber revenues	$65,386	$55,882
Energy revenues	$4,866	$4,838
Manufactured products revenues(1)	$18,824	$16,713
Pallet revenues	$23,177	$28,020
Biofuels revenues(2)	$9,224	$11,254
Wood residuals revenues	$1,243	$2,316
Segment Operating EBITDA(3)	$(292)	$(895)

______________

(1)
Manufactured products primarily includes cross-laminated timber ("CLT") and glue-laminated timber ("glulam").
(2)
Biofuels includes pellets and briquettes.
(3)
Segment Operating EBITDA is a measure of segment profit or loss presented in our financial statements under GAAP. Refer to the segment information note in our consolidated financial statements for more information.

In the first quarter of 2025, Segment Operating EBITDA for the solid wood segment was negative $0.3 million compared to negative $0.9 million in the same quarter of 2024 primarily due to higher lumber sales realizations partially offset by higher per unit fiber costs.

Solid wood segment revenues in the first quarter of 2025 modestly increased to $122.7 million from $119.0 million in the same quarter of 2024 as a result of higher lumber and manufactured products revenues partially offset by lower revenues from our other products.

Lumber revenues in the first quarter of 2025 increased by approximately 17% to $65.4 million from $55.9 million in the same quarter of 2024 primarily due to higher sales realizations and sales volumes. Average lumber sales realizations in the first quarter of 2025 increased by approximately 8% to $499 per Mfbm from $460 per Mfbm in the same quarter of 2024 driven by lower supply and steady demand in both the U.S. and European markets. The U.S. market accounted for approximately 47% of our lumber revenues and approximately 39% of our lumber sales volumes in the first quarter of 2025. The majority of the balance of our lumber sales were to Europe.

Lumber sales volumes in the first quarter of 2025 increased by approximately 8% to 130.9 MMfbm from 121.4 MMfbm in the same quarter of 2024 primarily due to timing of sales.

In the first quarter of 2025, manufactured products revenues increased by approximately 13% to $18.8 million from $16.7 million in the same quarter of 2024 primarily due to timing of mass timber projects in progress. Manufactured products sales realizations decreased by approximately 22% to $2,832 per cubic meter in the first quarter of 2025 from $3,644 per cubic meter in the same quarter of 2024 as the high-interest rate environment negatively impacted demand.

Lumber production in the first quarter of 2025 was relatively flat at 128.0 MMfbm compared to 127.0 MMfbm in the same quarter of 2024.

Fiber costs were approximately 80% of our lumber cash production costs in the first quarter of 2025. In the first quarter of 2025, per unit fiber costs for lumber production increased by approximately 12% compared to the same quarter of 2024 driven by strong demand. For the second quarter of 2025, we currently expect higher per unit fiber costs due to continued strong demand.

Liquidity

As of March 31, 2025, we had cash and cash equivalents of $181.5 million, approximately $289.2 million available under our revolving credit facilities and aggregate liquidity of about $470.7 million.

The following table is a summary of selected financial information as of the dates indicated:

	March 31,	December 31,
	2025	2024
	(in thousands)
Cash and cash equivalents	$181,473	$184,925
Working capital	$671,405	$653,466
Total assets	$2,336,167	$2,262,932
Long-term liabilities	$1,600,434	$1,576,619
Total shareholders' equity	$437,351	$429,775

Quarterly Dividend

A quarterly dividend of $0.075 per share will be paid on July 3, 2025 to all shareholders of record on June 26, 2025. Future dividends will be subject to Board approval and may be adjusted as business and industry conditions warrant.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for May 1, 2025 at 10:00 AM ET. Listeners can access the conference call live and archived for 30 days over the Internet at https://edge.media-server.com/mmc/p/9h647upk or through a link on the company's home page at https://www.mercerint.com. Please allow 15 minutes prior to the call to visit the website and download and install any necessary audio software.

Mercer International Inc. is a global forest products company with operations in Germany, USA and Canada with consolidated annual production capacity of 2.1 million tonnes of pulp, 960 million board feet of lumber, 210 thousand cubic meters of CLT, 45 thousand cubic meters of glulam, 17 million pallets and 230 thousand tonnes of biofuels. To obtain further information on the company, please visit its website at https://www.mercerint.com.

The preceding includes forward-looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as "expects", "anticipates", "are optimistic that", "projects", "intends", "designed", "will", "believes", "estimates", "may", "could" and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

William D. McCartney

Chairman

(604) 684-1099

Juan Carlos Bueno

Chief Executive Officer

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

Summary Financial Highlights

	Q1	Q4	Q1
	2025	2024	2024
	(in thousands, except per share amounts)
Revenues from external customers
Pulp segment	$381,080	$375,513	$432,404
Solid wood segment	122,720	111,637	119,023
Corporate and other	3,174	1,255	2,003
Total revenues	$506,974	$488,405	$553,430

Pulp Segment Operating EBITDA(1)	$49,872	$106,130	$68,465
Solid wood Segment Operating EBITDA(1)	(292)	(4,686)	(895)
Corporate and other	(2,492)	(2,217)	(3,969)
Operating EBITDA(2)	$47,088	$99,227	$63,601

Net income (loss)	$(22,339)	$16,707	$(16,703)
Net income (loss) per common share
Basic	$(0.33)	$0.25	$(0.25)
Diluted	$(0.33)	$0.25	$(0.25)
Common shares outstanding at period end	66,871	66,871	66,850

______________

(1)
Segment Operating EBITDA is a measure of segment profit or loss presented in our financial statements under GAAP. Refer to the segment information note in our consolidated financial statements for more information.
(2)
Operating EBITDA is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net income (loss) to Operating EBITDA.

Summary Operating Highlights

	Q1	Q4	Q1
	2025	2024	2024
Pulp Segment
Pulp production ('000 ADMTs)
NBSK	370.4	403.7	453.2
NBHK	88.5	63.0	85.7
Annual maintenance downtime ('000 ADMTs)	29.7	—	—
Annual maintenance downtime (days)	22	—	—
Pulp sales ('000 ADMTs)
NBSK	388.1	405.5	488.2
NBHK	89.8	46.5	77.5
Average NBSK pulp prices ($/ADMT)(1)
Europe	1,550	1,500	1,400
China	793	767	745
North America	1,753	1,687	1,440
Average NBHK pulp prices ($/ADMT)(1)
China	578	548	662
North America	1,268	1,298	1,223
Average pulp sales realizations ($/ADMT)(2)
NBSK	783	794	732
NBHK	570	578	631
Energy production ('000 MWh)(3)	527.1	545.1	576.4
Energy sales ('000 MWh)(3)	198.7	204.7	220.6
Average energy sales realizations ($/MWh)(3)	108	105	88
Solid Wood Segment
Lumber
Production (MMfbm)	128.0	114.7	127.0
Sales (MMfbm)	130.9	123.6	121.4
Average sales realizations ($/Mfbm)	499	474	460
Energy
Production and sales ('000 MWh)	36.0	36.1	38.7
Average sales realizations ($/MWh)	135	133	125
Manufactured products(4)
Production ('000 cubic meters)	7.1	5.8	7.2
Sales ('000 cubic meters)	5.9	5.7	4.0
Average sales realizations ($/cubic meters)	2,832	1,880	3,644
Pallets
Production ('000 units)	2,096.4	2,113.8	3,056.3
Sales ('000 units)	2,128.8	2,155.8	2,916.3
Average sales realizations ($/unit)	11	11	10
Biofuels(5)
Production ('000 tonnes)	44.5	40.8	37.9
Sales ('000 tonnes)	40.3	52.2	48.2
Average sales realizations ($/tonne)	229	218	234
Average Spot Currency Exchange Rates
$ / €(6)	1.0531	1.0668	1.0855
$ / C$(6)	0.6969	0.7151	0.7415

______________

(1)
Source: RISI pricing report. Europe and North America are list prices. China are net prices which include discounts, allowances and rebates.
(2)
Sales realizations after customer discounts, rebates and other selling concessions.
(3)
Does not include our 50% joint venture interest in the CPP mill, which is accounted for using the equity method. In the first quarter of 2024, we disposed of this interest.
(4)
Manufactured products primarily includes CLT and glulam.
(5)
Biofuels includes pellets and briquettes.
(6)
Average Federal Reserve Bank of New York Noon Buying Rates over the reporting period.

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2025	2024
Revenues	$506,974	$553,430
Costs and expenses
Cost of sales, excluding depreciation and amortization	430,247	458,182
Cost of sales depreciation and amortization	40,290	40,350
Selling, general and administrative expenses	29,704	31,701
Loss on disposal of investment in joint venture	—	23,645
Operating income (loss)	6,733	(448)
Other income (expenses)
Interest expense	(28,155)	(27,559)
Other income (expenses)	(185)	4,939
Total other expenses, net	(28,340)	(22,620)
Loss before income taxes	(21,607)	(23,068)
Income tax recovery (provision)	(732)	6,365
Net loss	$(22,339)	$(16,703)
Net loss per common share
Basic	$(0.33)	$(0.25)
Diluted	$(0.33)	$(0.25)
Dividends declared per common share	$0.075	$0.075

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	March 31, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$181,473	$184,925
Accounts receivable, net	345,839	327,345
Inventories	379,633	361,682
Prepaid expenses and other	43,157	17,601
Assets classified as held for sale	19,685	18,451
Total current assets	969,787	910,004
Property, plant and equipment, net	1,267,568	1,254,715
Amortizable intangible assets, net	49,868	49,829
Operating lease right-of-use assets	6,761	7,598
Pension asset	8,263	9,378
Deferred income tax assets	19,793	17,778
Other long-term assets	14,127	13,630
Total assets	$2,336,167	$2,262,932
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$290,560	$248,661
Pension and other post-retirement benefit obligations	732	732
Liabilities associated with assets held for sale	7,090	7,145
Total current liabilities	298,382	256,538
Long-term debt	1,503,203	1,473,986
Pension and other post-retirement benefit obligations	11,572	11,134
Operating lease liabilities	4,154	4,793
Deferred income tax liabilities	69,477	74,772
Other long-term liabilities	12,028	11,934
Total liabilities	1,898,816	1,833,157
Shareholders’ equity
Common shares $1 par value; 200,000,000 authorized; 66,871,000 issued and outstanding (2024 – 66,871,000)	66,850	66,850
Additional paid-in capital	363,637	362,782
Retained earnings	203,558	230,912
Accumulated other comprehensive loss	(196,694)	(230,769)
Total shareholders’ equity	437,351	429,775
Total liabilities and shareholders’ equity	$2,336,167	$2,262,932

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2025	2024
Cash flows from (used in) operating activities
Net loss	$(22,339)	$(16,703)
Adjustments to reconcile net loss to cash flows from operating activities
Depreciation and amortization	40,355	40,404
Deferred income tax recovery	(9,506)	(13,426)
Loss on disposal of investment in joint venture	—	23,645
Defined benefit pension plans and other post-retirement benefit plan expense	169	210
Stock compensation expense	1,006	2,029
Foreign exchange transaction losses (gains)	8,418	(3,449)
Other	1,628	727
Defined benefit pension plans and other post-retirement benefit plan contributions	—	(329)
Changes in working capital
Accounts receivable	(16,798)	(63,729)
Inventories	(6,891)	89
Accounts payable and accrued expenses	28,432	2,390
Prepaid expenses and other	(27,463)	(1,052)
Net cash from (used in) operating activities	(2,989)	(29,194)
Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(20,082)	(18,461)
Other	222	977
Net cash from (used in) investing activities	(19,860)	(17,484)
Cash flows from (used in) financing activities
Proceeds from revolving credit facilities, net	21,754	9,125
Payment of finance lease obligations	(2,508)	(2,189)
Other	—	(115)
Net cash from (used in) financing activities	19,246	6,821
Effect of exchange rate changes on cash and cash equivalents	151	137
Net decrease in cash and cash equivalents	(3,452)	(39,720)
Cash and cash equivalents, beginning of period	184,925	313,992
Cash and cash equivalents, end of period	$181,473	$274,272

MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands)

Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and long-lived asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income (loss) as a performance measure primarily because depreciation expense and long-lived asset impairment charges are not actual cash costs, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of our operating facilities. In addition, management believes Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs, income taxes and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to net income (loss) or operating income (loss) as a measure of performance, nor as an alternative to net cash from (used in) operating activities as a measure of liquidity. Operating EBITDA is an internal measure and therefore may not be comparable to other companies.

Operating EBITDA is a non-GAAP financial measure at the consolidated level and is considered different from Operating EBITDA at the segment level, referred to as "Segment Operating EBITDA", which is our single measure of segment profit or loss presented in our financial statements under GAAP. For more information on Segment Operating EBITDA, refer to the segment information note within our consolidated financial statements.

The following table sets forth a reconciliation of net income (loss) to Operating EBITDA for the periods indicated:

	Q1	Q4	Q1
	2025	2024	2024
Net income (loss)	$(22,339)	$16,707	$(16,703)
Income tax provision (recovery)	732	3,448	(6,365)
Interest expense	28,155	28,319	27,559
Other expenses (income)	185	1,919	(4,939)
Operating income (loss)	6,733	50,393	(448)
Add: Depreciation and amortization	40,355	48,834	40,404
Add: Loss on disposal of investment in joint venture	—	—	23,645
Operating EBITDA	$47,088	$99,227	$63,601